Exhibit 10.63

AMENDMENT NO. 2 TO

AMENDED AND RESTATED LICENSE AGREEMENT

This Amendment No. 2 to the Amended and Restated License Agreement (this “Amendment”) is made as of October 25, 2017 by and between Histogen, Inc. (“Histogen”) and Allergan Sales, LLC (“Allergan”).

WHEREAS, Suneva Medical, Inc. (“Suneva”) and Histogen previously entered into that certain License Agreement dated as of February 3, 2012 (the “Original Agreement”);

WHEREAS, on December 16, 2013, Suneva and Histogen entered into the Amended and Restated License Agreement (as modified by Amendment No. 1 (as defined below), the “License Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the License Agreement), amending and restating the Original Agreement in its entirety, maintaining except as otherwise expressly stated therein, the original February 3, 2012 effective date;

WHEREAS, pursuant to the License Agreement, among other things, Histogen granted to Suneva an exclusive, royalty-bearing license to the Licensed Intellectual Property, ReGenica Products, and certain future products to be developed in the Field of Use and in the Territory, subject to the terms and conditions of the License Agreement;

WHEREAS, on July 7, 2017, Allergan and Suneva entered into an Asset Purchase Agreement (the “APA”), pursuant to which, among other things, Suneva agreed to sell Suneva’s ReGenica product line to Allergan, subject to the terms and conditions set forth in the APA (the “Regenica Transaction”);

WHEREAS, on July 11, 2017, Suneva, Histogen and Allergan Sales, LLC entered into that certain letter agreement (“Amendment No. 1”), pursuant to which, among other things, (i) Histogen consented to the assignment by Suneva of the License Agreement to Allergan, (ii) Allergan accepted the assignment of all of Suneva’s rights and obligations under the License Agreement from and after the closing of the Regenica Transaction (the “Closing”), (iii) Allergan, Suneva and Histogen agreed that with effect from the Closing, Allergan would replace Suneva as a party to the License Agreement, entitled to all rights granted to Suneva pursuant to the License Agreement and subject to all obligations of Suneva pursuant to the License Agreement and that all references to “Suneva” in the License Agreement should be deemed references to “Allergan”, and (iv) Allergan, Suneva and Histogen agreed to certain other modifications to the License Agreement to become effective subject to the Closing; and

WHEREAS, the Closing occurred on July 24, 2017.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

1.	Payment.

a.

Within five (5) business days following the date hereof, Allergan shall pay ten million dollars ($10,000,000) less any applicable withholding taxes (the “Initial Purchase Price”) in cash by wire transfer of immediately available funds to the account designated by Histogen prior to the date hereof and set forth on Exhibit A attached hereto (the “Account”).

b.

If Net Sales of Products under the License Agreement in any calendar year from the calendar year ending December 31, 2017 through and including the calendar year ending December 31, 2027 exceed sixty million dollars ($60,000,000) (the “Net Sales Milestone”), then, no later than March 1 of the year following the year in which the Net Sales Milestone was achieved, Allergan shall pay to Histogen a one-time milestone payment equal to five million, five hundred thousand dollars ($5,500,000) less any applicable withholding taxes (the “Milestone Payment”) in cash by wire transfer of immediately available funds to the Account or an account designated by Histogen at least five (5) business days prior to the date of such payment.

2.	Article 1. Article 1 of the License Agreement shall be amended as follows:

a.	Section 1.30 of the License Agreement shall be deleted in its entirety and replaced with the following:

1.30 Reserved

3.	Article 2. Article 2 of the License Agreement shall be amended as follows:

a.	Section 2.1.1 shall be amended and restated as follows:

2.1.1 License Grant

Histogen, on behalf of itself and its Affiliates, hereby grants to Allergan an exclusive (even as to Histogen and its Affiliates), royalty-free, fully paid-up, perpetual, irrevocable, non-terminable, transferable license, with the right to grant sublicenses, under the Licensed Intellectual Property, solely in the Field of Use and within the Territory and solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Products throughout the Territory. Histogen, on behalf of itself and its Affiliates, hereby grants to Allergan a non-exclusive, royalty free, fully paid up, perpetual, irrevocable, non-terminable, transferrable license, with the right to grant sublicenses, under the CCM Technical Information, solely in the Field of Use and within the Territory and solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Products throughout the Territory. For clarity, if any products in the SkinMedica product line, or any other product line developed by Allergan and/or its Affiliates include CCM as an ingredient, then such products shall constitute “Products.”

b.	Section 2.2 shall be amended and restated as follows:

2.2 Sublicensing

Allergan shall have the unqualified right to sublicense any of the rights granted in Section 2.1 to one or more of its Affiliates and/or Third Parties.

4.	Article 4. Article 4 of the License Agreement shall be amended as follows.

a.	Section 4.2.1 of the License Agreement shall be deleted in its entirety and replaced with the following:

4.2.1 Reserved

b.	Section 4.2.2 of the License Agreement shall be amended to remove the following words at the beginning thereof: “Subject to this Section 4.2.”

c.	Section 4.2.3 of the License Agreement shall be shall be deleted in its entirety and replaced with the following:

4.2.3 Reserved

5.	Article 6. Article 6 of the License Agreement shall be amended as follows.

a.	Section 6.2 of the License Agreement shall be deleted in its entirety and replaced with the following:

6.2 Reserved

b.	Section 6.3 of the License Agreement shall be as follows:

i.	Delete the third sentence thereof.

ii.	Amend and restate the fifth sentence to read as follows:

If Allergan is the party that obtains such a license, Histogen shall reimburse Allergan for the reasonable and documented amounts paid to the applicable Third Party licensor.

6.	Article 7. Article 7 of the License Agreement shall be amended as follows.

a.	Section 7.1 of the License Agreement shall be deleted in its entirety and replaced with the following:

7.1 Records and Audits

Allergan shall keep such books of account containing complete and accurate particulars as may be reasonably necessary for the purpose of showing Net Sales of Products during the most recent three (3) year period; provided, that Allergan shall have no obligation to keep such books of account for any time period following the calendar year ending December 31, 2027. Until the earlier of (a) three (3) years following the end of the Term and (b) December 31, 2030, Allergan shall make such books of account available (no more than one inspection per year (which may comprise more than one day for inspection) upon reasonable prior written notice to Allergan) for inspection by Histogen’s designated accounting firm reasonably acceptable to Allergan, for the purpose of verifying whether the Net Sales Milestone (as defined in Amendment No. 2 to this Agreement) was achieved; provided, however, that if an inspection shows for any audited period that the Net Sales Milestone was achieved and the Milestone Payment (as defined in Amendment No. 2 to this Agreement) was not paid, then Allergan shall reimburse Histogen for the reasonable, documented cost of the inspection at the time Allergan pays the Milestone Payment to Histogen. In the event that any inspection reveals that the Net Sales Milestone was achieved and the Milestone Payment not paid, Allergan shall pay the Milestone Payment to Histogen within ten (10) business days after the inspection is completed. Histogen shall cause the accounting firm to retain all information subject to review under this Section 7.1 in confidence. In addition, Allergan shall have the right to require that such accounting firm, prior to conducting such inspection, enter into a reasonable non-disclosure agreement with Allergan regarding such information. Histogen will cause the accounting firm to make all results of any such inspection available to Allergan. The accounting firm shall disclose to Histogen only whether Allergan’s Net Sales Report was correct, the amount of any discrepancy and whether or not the Net Sales Milestone was achieved. No other information shall be shared with Histogen. Histogen shall treat all such information as Allergan’s Confidential Information (as defined in Section 14.2).

b.	Section 7.2 of the License Agreement shall be deleted in its entirety and replaced with the following:

7.2 Net Sales Reports

Within forty-five (45) days after the end of each calendar year from the year ended December 31, 2017 through and including the earlier of (i) the year ending December 31, 2027 and (ii) the year in which the Net Sales Milestone is achieved and for which the Milestone Payment is paid, Allergan shall deliver to Histogen a complete and accurate report (the “Net Sales Report”) setting forth:

(a) gross amounts invoiced for each Product by Allergan and its Affiliates and any Sublicensees for such calendar year; and

(b) the calculation of Net Sales of Products for such calendar year.

7.	Article 8. Article 8 of the License Agreement shall be amended as follows.

a.	Section 8.1.2 shall be amended to the delete the following words at the end thereof:

and Allergan shall have no further obligation to pay royalties on Products Covered by such Patent Right

8.	Article 10. Article 10 of the License Agreement shall be amended as follows:

a.	Section 10.1 shall be amended to delete the following words each time they appear in such section:

Section 10.2, Section 10.3, Section 10.4 or

b.	Section 10.2 shall be deleted in its entirety and replaced with the following:

10.2 Reserved

c.	Section 10.3 shall be deleted in its entirety and replaced with the following:

10.3 Reserved

d.	Section 10.4 shall be deleted in its entirety and replaced with the following:

10.4 Reserved

e.	Section 10.5 shall be deleted by deleting the word “year’s” and replacing such word with the words “business day’s.”

9.	Article 15. Article 15 of the License Agreement shall be amended as follows:

a.	Section 15.2 of the License Agreement shall be amended and restated as follows:

This Agreement and the rights and duties appertaining hereto may not be assigned or otherwise transferred by Histogen without first obtaining the written consent of Allergan, which consent shall not be unreasonably withheld, conditioned or delayed. However, if Histogen is acquired by a Third Party, (whether through an acquisition of equity or merger), or if all or substantially all of Histogen’s assets are acquired by a Third Party, then Histogen may assign its rights and obligations to said acquiring Third Party without the consent of Allergan. So long as the assignee is capable of paying amounts that may become payable, Allergan may assign this Agreement and its rights, duties and obligations hereunder to any Affiliate of Allergan or any Third Party without the consent of Histogen.

10.

Representations and Warranties. The representations and warranties set forth in Article 11 of the License Agreement are incorporated by reference herein and each of the parties hereto makes the representations and warranties made by it in Article 11 of the License Agreement as of the date hereof, except that each reference to the License Agreement therein shall be deemed to be a reference to this Amendment.

11.	Effects on Agreement. Contingent upon Histogen’s receipt of the Initial Purchase Price:

a.

This Amendment and all modifications to the License Agreement set forth herein shall be effective from October 1, 2017 (the “Amendment Effective Date”). From and as of the Amendment Effective Date, each reference to the License Agreement, shall be deemed to be a reference to the License Agreement as amended by this Amendment.

b.

Subject to the foregoing amendments, all terms and conditions of the License Agreement shall remain in full force and effect to the extent they are so on the Amendment Effective Date; provided, however, that to the extent the License Agreement contains provisions that are affected by the terms of this Amendment, the parties hereto acknowledge and agree that such provisions will be interpreted consistent with the changes made pursuant to this Amendment.

c.

With respect to the relative obligations of the parties to the License Agreement for all periods prior to and including the Amendment Effective Date, the provisions in effect immediately prior to giving effect to this Amendment shall govern.

d.

Nothing in this Amendment shall relieve any of Histogen or Allergan of any liability for any breach of the License Agreement (as it existed prior to giving effect to this Amendment) prior to the date hereof.

12.	No Awareness of Breach. Each of Histogen and Allergan represents and warrants that it is not aware of any breach of the License Agreement by the other party prior to the date hereof.

13.	General Provisions.

a.

From time to time, at the reasonable request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonable request to consummate the transactions contemplated hereby.

b.

This Amendment, and any disputes arising directly or indirectly from this Amendment, shall be governed by and construed and enforced in accordance with the laws of the state of California, without regard to its conflict-of-laws rules. The parties agree that any claims arising under this Amendment shall be exclusively venued in the state and federal courts located in San Diego County, California. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to the laying of venue in such courts. Unless expressly provided otherwise, each right and remedy in this Amendment is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

c.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be signed and delivered to the other party by facsimile or PDF attachment signature; such transmission will be deemed a valid signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in duplicate originals by their proper officers as of the date and year first above written.

ALLERGAN SALES, LLC		HISTOGEN, INC.

By:	/s/ Kira Schwartz	By:	/s/ Stephen Hill
	Name: Kira Schwartz		Name: Stephen Hill
	Title: Secretary		Title: Vice President & Controller